EXHIBIT 99.1
News Release

Contact:
L. Nash Allen, Jr.	Gary C. Bonds
Treasurer and Chief Financial	Senior Vice President and
Officer	Controller
662/680-2330	662/680-2332
BancorpSouth to Amend its Form 10-Q for the Quarter Ended September 30, 2006
TUPELO, Miss., February 16, 2007/PRNewswire-FirstCall via COMTEX/ — BancorpSouth, Inc. (NYSE: BXS) today announced that it will amend its quarterly report on Form 10-Q for the quarter ended September 30, 2006 in order to record a $6.8 million non-recurring provision for income tax in the third quarter of 2006 rather than in the fourth quarter of 2006.
The effect of the amendment increases previously reported net income for the fourth quarter of 2006 by $6.8 million, or $0.08 per diluted share, decreases previously reported net income for the third quarter of 2006 by $6.8 million, or $0.08 per diluted share, and decreases net income for the nine months ended September 30, 2006 by $6.8 million, or $0.09 per diluted share. The amendment has no impact on the Company’s previously reported net income for the year ended December 31, 2006.
The Company expects to file its amended third quarter 2006 Form 10-Q reflecting the adjustments prior to filing its 2006 Form 10-K, which is expected to be filed on or before its required filing date of March 1, 2007.
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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000
BancorpSouth, Inc. is a financial holding company.